Exhibit 1.1

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

(Pennsylvania business trust)

4,000,000 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest*

PURCHASE AGREEMENT

Dated: April 13, 2012

*	Plus an option to purchase from Pennsylvania Real Estate Investment Trust up to 600,000 additional 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

(Pennsylvania business trust)

4,000,000 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest

(Par Value $0.01 Per Share)

PURCHASE AGREEMENT

April 13, 2012

Wells Fargo Securities, LLC

301 S. College Street

Charlotte, North Carolina 28202

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

One Bryant Park

New York, New York 10036

as Representatives of the several Underwriters

named in Schedule A hereto

Ladies and Gentlemen:

Pennsylvania Real Estate Investment Trust, an unincorporated association in business trust form (the “Trust”) created under Pennsylvania law pursuant to an Amended and Restated Trust Agreement, dated December 18, 2008, as amended (the “Trust Agreement”), and the sole general partner of PREIT Associates, L.P., a Delaware limited partnership (the “Operating Partnership”), and the Operating Partnership confirm their respective agreements with Wells Fargo Securities, LLC (“Wells Fargo”), Citigroup Global Markets Inc. (“Citigroup”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Wells Fargo, Citigroup and Merrill Lynch and are acting as representatives (in such capacity, the “Representatives”), with respect to (i) the sale by the Trust and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Trust (the “Preferred Shares of Beneficial Interest”) as set forth in Schedule A hereto and (ii) the grant by the Trust to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of 600,000 additional Preferred Shares of Beneficial Interest to cover overallotments, if any. The aforesaid 4,000,000 Preferred Shares of Beneficial Interest (the “Initial Securities”) to be purchased by the Underwriters and all or any part of the 600,000 Preferred Shares of Beneficial Interest subject to the option described in Section 2(b) hereof (the “Option Securities”) are herein called, collectively, the “Securities.” The terms of the Securities will be set forth in a designating amendment to the Trust Agreement designating the rights, preferences, privileges, qualifications, limitations and restrictions of the Securities (the “Designating Amendment”) to be filed by the Company with the Pennsylvania Department of State Corporation Bureau (the “Corporation Bureau”).

The Trust and the Operating Partnership understand that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

The Trust has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-178599), including the related base prospectus, covering the public offering and sale of certain securities, including the Securities, under the Securities Act of 1933, as amended (the “1933 Act”). Promptly after execution and delivery of this Agreement, the Trust will prepare and file a prospectus supplement in accordance with the provisions of Rule 430B (“Rule 430B”) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in such prospectus supplement that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Each base prospectus and prospectus supplement used in connection with the offering of the Securities that omitted Rule 430B Information is hereinafter collectively called a “preliminary prospectus.” Such registration statement, at any given time, including the amendments thereto to such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time and the documents otherwise deemed to be a part thereof or included therein by the 1933 Act Regulations, is herein called the “Registration Statement”; provided, however, that “Registration Statement” without reference to a time means the Registration Statement as of the time of the first contract of sale for the Securities, which time shall be considered the “new effective date” of the Registration Statement with respect to the Underwriters and the Securities (within the meaning of Rule 430B(f)(2) of the 1933 Act Regulations (“Rule 430B(f)(2)”)); and provided, further, that if the Trust files a registration statement with the Commission pursuant to Rule 462(b) of the 1933 Act Regulations relating to the Securities (the “Rule 462(b) Registration Statement”), then, after such filing, all references to “Registration Statement” shall also be deemed to include the Rule 462(b) Registration Statement. The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.” The base prospectus and the final prospectus supplement, in the form first furnished to the Underwriters for use in connection with the offering of the Securities, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the time of the execution of this Agreement, is hereinafter collectively called the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus or the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

The Trust will contribute the net proceeds from the sale of the Securities to the Operating Partnership, and in exchange therefor, at the Closing Time (as defined in Section 2(c)) or any Date of Delivery (as defined in Section 2(b)), as applicable, the Operating Partnership will issue to the Trust preferred partnership units in the Operating Partnership (“Units”). The terms of the Units will be set forth in an addendum (the “Partnership Amendment”) to the Partnership Agreement (as defined below).

As used in this Agreement:

“Applicable Time” means 12:47 P.M. New York City time, on April 13, 2012 or such other time as agreed by the Trust and the Representatives.

“General Disclosure Package” means any Issuer General Use Free Writing Prospectuses (including, without limitation, any identified on Schedule B-2) issued at or prior to the Applicable Time, the prospectus (including any documents incorporated therein by reference) that is included in the Registration Statement as of the Applicable Time and the information included on Schedule B-1 hereto, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”) (including, without limitation, any identified on Schedule B-2), including without limitation any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”)) relating to the Securities that is (i) required to be filed with the Commission by the Trust, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Trust’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show,” as defined in Rule 433), as evidenced by its being specified in Schedule B-2 hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Subsidiary” means a corporation, partnership, limited liability company or other entity, which is owned or controlled, directly or indirectly, by the Trust, the Operating Partnership or one or more other Subsidiaries of the Trust or the Operating Partnership.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include all such financial statements and schedules and other information incorporated or deemed incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, prior to the Applicable Time; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “1934 Act”), incorporated or deemed to be incorporated by reference in the Registration Statement, the preliminary prospectus or the Prospectus, as the case may be, at or after the Applicable Time.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Trust and the Operating Partnership. The Trust and the Operating Partnership jointly and severally represent and warrant to each Underwriter as of the date hereof, the Applicable Time, the Closing Time (as defined below) and any Date of Delivery (as defined below), and agree with each Underwriter, as follows:

(i) Registration Statement and Prospectuses. The Trust meets the requirements for use of Form S-3 under the 1933 Act. The Registration Statement has become effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Trust’s knowledge, threatened. The Trust has complied with each request (if any) from the Commission for additional information.

Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness and at each deemed effective date with respect to the Underwriters and the Securities pursuant to Rule 430B(f)(2) under the 1933 Act Regulations, complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations. Each preliminary prospectus (including the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto), at the time it was filed, complied in all material respects with the 1933 Act Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”).

(ii) Accurate Disclosure. Neither the Registration Statement nor any amendment thereto, at its effective time, at the Closing Time or at any Date of Delivery, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Prospectus nor any amendment or supplement thereto (including any prospectus wrapper), as of its issue date, at the time of any filing with the Commission pursuant to Rule 424(b), at the Closing Date or at any Date of Delivery, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, at the time the Registration Statement became effective or when such documents incorporated by reference were filed with the Commission, as the case may be, when read together with the other information in the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement (or any amendment thereto), the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) made in reliance upon and in conformity with written information furnished to the Trust by any Underwriter through the Representatives expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the information in the first paragraph under the heading “Underwriting–Commissions and Discounts” and the information in the first and second paragraphs under the heading “Underwriting–Price Stabilization and Short Positions” in the Prospectus (collectively, the “Underwriter Information”).

(iii) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date as of which the Trust notified or notifies the Representatives as described in Section 3(a), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

(iv) Trust Not Ineligible Issuer. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Trust or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Trust was not and is not an “ineligible issuer,” as defined in Rule 405.

(v) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Registration Statement are independent public accountants as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the Public Company Accounting Oversight Board.

(vi) Financial Statements; Non-GAAP Financial Measures. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly the financial position of the Trust and its consolidated Subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Trust and its consolidated Subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Registration Statement, the General Disclosure Package or the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. No historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus under the 1933 Act or the 1933 Act Regulations that have not been so included or incorporated by reference. All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(vii) No Material Adverse Change in Business. Except as otherwise stated therein, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, (A) there has been no material adverse change in the condition, financial or otherwise, or in the properties, earnings, business affairs or business prospects of the Trust, the Operating Partnership and any Subsidiary thereof considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”) and (B) there have been no transactions entered into by the Trust, the Operating Partnership or any such Subsidiary, other than those in the ordinary course of business, which are material with respect to the Trust, the Operating Partnership and the Subsidiaries considered as one enterprise.

(viii) Good Standing of the Trust and the Operating Partnership. The Trust has been duly organized and is validly existing as an unincorporated business association in trust form in good standing under the laws of the Commonwealth of Pennsylvania, with full trust power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement and the Partnership Amendment and to authorize, duly file and perform its obligations under the Designating Amendment; and the Trust is duly qualified as a foreign trust to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware and has the partnership power and partnership authority under the First Amended and Restated Agreement of Limited Partnership, dated September 30, 1997 and any amendments, addenda or supplements thereto (as supplemented and amended, the “Partnership Agreement”), of the Operating Partnership and the Delaware Revised Uniform Limited Partnership Act to own, lease and operate its properties and to conduct the business in which it is engaged as described in the Registration Statement, the General Disclosure Package, the Prospectus and the Partnership Agreement and to enter into and perform its obligations under this Agreement. The Operating Partnership is duly qualified or registered as a foreign partnership to transact business and is in good standing in each jurisdiction in which such qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify, register or to be in good standing would not result in a Material Adverse Effect.

(ix) Good Standing of Subsidiaries. The Operating Partnership is the Trust’s only “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X). Each Subsidiary has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued and outstanding capital stock or other equity interests of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable as applicable and is owned by the Trust, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock or other equity interests of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The only Subsidiaries of the Trust are the Subsidiaries listed on Exhibit 21 to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2011.

(x) Capitalization. As of December 31, 2011 the Trust had an outstanding and authorized capitalization as set forth in the Registration Statement, the General Disclosure Package and the Prospectus in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the General Disclosure Package and the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Registration Statement, the General Disclosure Package and the Prospectus). The outstanding common shares of Beneficial Interest of the Trust have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding common shares of Beneficial Interest of the Trust was issued in violation of the preemptive or other similar rights of any securityholder of the Trust.

(xi) Authorization of Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by the Trust and the Operating Partnership, and this Agreement has been executed and delivered by the Trust and the Operating Partnership and constitutes a valid and binding obligation of each of the Trust and the Operating Partnership.

(xii) Authorization and Description of Securities. The Securities to be purchased by the Underwriters from the Trust have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered by the Trust pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable; and the issuance of the Securities is not subject to the preemptive or other similar rights of any securityholder of the Trust. The Securities conform in all material respects to the descriptions thereof contained in the Registration Statement, the General Disclosure Package and the Prospectus, and such descriptions conform to the rights set forth in the Designating Amendment. No holder of the Securities will be subject to personal liability by reason of being such a holder.

(xiii) Authorization of Conversion Shares. The common shares of Beneficial Interest issuable upon conversion of the Securities in accordance with the terms of the Designating Amendment (the “Conversion Shares”) have been duly authorized and, when issued upon conversion of the Securities in accordance with the terms of the Designating Amendment, will be validly issued and fully paid and non-assessable free and clear of any pledge, lien, encumbrance, security interest or other claim created by the Trust. The Trust has duly and validly reserved such Conversion Shares for issuance upon conversion of the Securities. The Conversion Shares conform in all material respects to the descriptions thereof contained in the Registration Statement, the General Disclosure Package and the Prospectus and such description conforms to the rights set forth in the Designating Amendment; the certificates, if any, for such Conversion Shares issuable upon conversion of the Securities are in due and proper form; no holder of the Securities will be subject to personal liability by reason of being such a holder; and the issuance of the Conversion Shares is not subject to any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights of any securityholder of the Trust.

(xiv) Authorization of General Partner Interests and Common Limited Partner Interests. All issued and outstanding General Partner Interests and Common Limited Partner Interests (as such terms are defined in the Partnership Agreement) have been duly authorized and are validly issued, fully paid and non-assessable and have been offered and sold or exchanged by the Operating Partnership in compliance with applicable laws. The Units to be issued to the Trust in connection with the offering contemplated by this Agreement have been duly authorized and, when issued and delivered by the Operating Partnership to the Trust in exchange for the net proceeds of the offering, will be validly issued, fully paid and non-assessable, and the issuance of such Units will not be subject to the preemptive or other similar rights of any securityholder or partner of the Operating Partnership.

(xv) Registration Rights. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale by the Trust under the 1933 Act.

(xvi) Absence of Violations, Defaults and Conflicts. Neither the Trust nor the Operating Partnership or any Subsidiary thereof is (A) in violation of its trust agreement, partnership agreement, charter, certificate of formation, operating agreement, by-laws or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Trust, the Operating Partnership or any such Subsidiary is a party or by which it or any of them may be bound or to which any of the properties or assets of the Trust, the Operating Partnership or any such Subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Trust, the Operating Partnership or any such Subsidiary or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect. The execution, delivery and performance of this Agreement, the Company’s authorization and performance of its obligations under the Designating Amendment, the Company’s execution, delivery, and performance, as general partner of the Operating Partnership, of the Partnership Amendment, and the consummation of the transactions contemplated herein and therein and in the General Disclosure Package and the Prospectus (including, without limitation, the issuance of Conversion Shares upon conversion of the Securities in accordance with the Designating Amendment, the issuance of Units in accordance with this Agreement and the Partnership Agreement, the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and compliance by the Trust and the Operating Partnership with their respective obligations hereunder have been duly authorized by all necessary trust or partnership action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Trust, the Operating Partnership and the Subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the trust agreement, partnership agreement, charter, by-laws or similar organizational document of the Trust or any of its Subsidiaries (including, without limitation, the Partnership Agreement) or any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity. As used herein, a “Repayment Event” means any event or condition which gives the holder of any mortgage, note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Trust, the Operating Partnership or any Subsidiary.

(xvii) Absence of Labor Dispute. No labor dispute with the employees of the Trust, the Operating Partnership or any Subsidiary exists or, to the knowledge of the Trust or the Operating

Partnership, is imminent, and neither the Trust nor the Operating Partnership is aware of any existing or imminent labor disturbance by the employees of any of their or any Subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

(xviii) Absence of Proceedings. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Trust or the Operating Partnership, threatened, against or affecting the Trust, the Operating Partnership or any of their Subsidiaries, which might result in a Material Adverse Effect, or which might materially and adversely affect their respective properties or assets or the consummation of the transactions contemplated in this Agreement, the Designating Amendment or the Partnership Amendment, or the performance by the Trust or the Operating Partnership of their obligations hereunder or thereunder; and the aggregate of all pending legal or governmental proceedings to which the Trust, the Operating Partnership or any Subsidiary thereof is a party or of which any of their respective properties or assets is the subject which are not described in the Registration Statement, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, would not, if adversely determined to the Trust or the Operating Partnership, result in a Material Adverse Effect.

(xix) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement or to be filed as exhibits thereto which have not been so described and filed as required.

(xx) REIT Qualification. Commencing with its taxable year ended December 31, 1997, the Trust has been, and upon the sale of the Securities, the Trust will continue to be, organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the Trust’s present and proposed method of operation as described in the Registration Statement, the General Disclosure Package and the Prospectus will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Commencing with its taxable year ended December 31, 1997, the Operating Partnership has been, and immediately following the sale of the Securities, the Operating Partnership will continue to be taxed as a partnership for federal income tax purposes and its present and proposed method of operation as described in the Registration Statement, the General Disclosure Package and the Prospectus will enable it to continue to be taxed as a partnership for federal income tax purposes.

(xxi) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Trust or the Operating Partnership of its obligations hereunder, under the Designating Amendment or under the Partnership Amendment, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, the Designating Amendment or the Partnership Amendment (including, without limitation, the issuance of the Conversion Shares upon conversion of the Securities in accordance with the Designating Amendment and the issuance of Units in accordance with this Agreement and the Partnership Amendment) except such as have been already obtained or as may be required under the 1933 Act, the 1933 Act Regulations, the rules of the New York Stock Exchange, state securities laws or the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and except for the filing with, and acceptance for record by, the Corporation Bureau of the Designating Amendment. No waivers, consents or approvals of the holders of any class or series of common units or preferred units of the Operating Partnership need to be obtained in connection with the Partnership Amendment or the issuance or sale of the Units, except for execution and delivery of the Partnership Amendment by the Trust.

(xxii) Possession of Licenses and Permits. The Trust, the Operating Partnership and the Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Trust, the Operating Partnership and the Subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect. Neither the Trust nor the Operating Partnership or any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(xxiii) Title to Property. The Trust, the Operating Partnership, the Subsidiaries and any joint venture in which the Trust, the Operating Partnership or any Subsidiary owns an interest, as the case may be, have good and insurable title to all real property owned by them, and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, except (A) as otherwise stated in the Registration Statement, the General Disclosure Package and the Prospectus or (B) those which do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Trust, the Operating Partnership, any Subsidiary or the applicable joint venture or would otherwise not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, each of the properties of any of the Trust, the Operating Partnership or any Subsidiary complies with all applicable codes and zoning laws and regulations; and none of the Trust, the Operating Partnership or any Subsidiary has knowledge of any pending or threatened condemnation, zoning change or other proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to the properties of any of the Trust, the Operating Partnership or any Subsidiary Except as would not have a Material Adverse Effect, all of the leases and subleases material to the business of the Trust, the Operating Partnership and the Subsidiaries considered as one enterprise, and under which the Trust, the Operating Partnership or any Subsidiary holds properties described in the Registration Statement, the General Disclosure Package and the Prospectus, are in full force and effect, and none of the Trust, the Operating Partnership or any Subsidiary has received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Trust, the Operating Partnership or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Trust, the Operating Partnership or any Subsidiary of the continued possession of the leased or subleased premises under any such lease or sublease. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus or as would not result singly or in the aggregate in a Material Adverse Effect, no tenant under any lease to which the Trust, the Operating Partnership or any Subsidiary leases any portion of its property is in default under such lease.

(xxiv) Title Insurance. Title insurance in favor of the Trust, the Operating Partnership and the Subsidiaries has been obtained with respect to each property owned by any such entity in an amount at least equal to (A) the cost of acquisition of such property, (B) the cost of construction of such property (measured at the time of such construction) or (C) the amount of outstanding indebtedness on such property.

(xxv) Mortgages and Deeds of Trust. The mortgages and deeds of trust encumbering the properties and assets described in the Registration Statement, the General Disclosure Package and the Prospectus (A) are not convertible (in the absence of foreclosure) into an equity interest in the property or asset described therein or in the Trust, the Operating Partnership or any Subsidiary, nor does any of the Trust, the Operating Partnership or any Subsidiary hold a participating interest therein, (B) except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, are not cross-defaulted to any indebtedness other than indebtedness of the Trust or any Subsidiary and (C) are not cross-collateralized to any property not owned by the Trust, the Operating Partnership or any Subsidiary. None of the Trust, the Operating Partnership or any Subsidiary has received notice that its respective lenders do not intend to extend the terms of any of the loans encumbering its properties pursuant to the terms thereof.

(xxvi) Real Property. Except as would not, singly or in the aggregate, result in a Material Adverse Effect, the real property of the Trust, the Operating Partnership and any Subsidiary is free of structural defects and all building systems contained therein are in good working order, subject to ordinary wear and tear or, in each instance, the Trust maintains adequate reserves to effect reasonably required repairs, maintenance and capital expenditures. Except as would not, singly or in the aggregate, result in a Material Adverse Effect, (a) each of the operating properties of the Trust, the Operating Partnership and any Subsidiary has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses, (b) all public utilities necessary or convenient to the full use and enjoyment of each of such properties is located either in the public right-of-way abutting such property (which are connected so as to serve such property without passing over other property) or in recorded easements serving such property, and (c) all roads necessary for the use of each of such properties for its current purpose have been completed and dedicated to public use and accepted by all applicable Governmental Entity.

(xxvii) Possession of Intellectual Property. The Trust, the Operating Partnership and the Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Trust nor the Operating Partnership or any Subsidiary has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Trust, the Operating Partnership or any Subsidiary therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xxviii) Environmental Laws. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus or would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect, (A) none of the Trust, the Operating Partnership or any Subsidiary is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Trust, the Operating Partnership and the Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Trust or the Operating Partnership, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Trust, the Operating Partnership or any Subsidiary, and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Entity, against or affecting the Trust, the Operating Partnership or any Subsidiary relating to Hazardous Materials or any Environmental Laws.

(xxix) Accounting Controls and Disclosure Controls. The Trust, the Operating Partnership and the Subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13a-15 under the 1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded entries for accounting purposes for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as described in the General Disclosure Package and the Prospectus, since the end of the Trust’s most recent audited fiscal year, there has been (1) no material weakness in the internal control over financial reporting (whether or not remediated) of the Trust and its consolidated Subsidiaries, the Operating Partnership and the Subsidiaries and (2) no change in the internal control over financial reporting of the Trust and its consolidated Subsidiaries, that has materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Trust and its consolidated Subsidiaries. The Trust and its consolidated Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act Regulations) that are designed to ensure that information required to be disclosed by the Trust in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Trust’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxx) Payment of Taxes. All United States federal income tax returns of the Trust, the Operating Partnership and the Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Trust, the Operating Partnership and the Subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Trust, the Operating Partnership and the Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Trust. The charges, accruals and reserves on the books of the Trust in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(xxxi) Insurance. The Trust, the Operating Partnership and the Subsidiaries carry or are entitled to the benefits of insurance, with licensed insurers, in such amounts and covering such risks as is customary for companies engaged in the same or similar business, and all such insurance is in full force and effect. The Trust and the Operating Partnership have no reason to believe that the Trust, the Operating Partnership or any Subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain similar coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change. None of the Trust, the Operating Partnership and the Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(xxxii) Investment Company Act. Neither the Trust, nor the Operating Partnership is required, or upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the General Disclosure Package and the Prospectus will be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxxiii) Absence of Manipulation. Neither the Trust nor any affiliate of the Trust has taken, nor will the Trust or any affiliate of the Trust take, directly or indirectly, any action which is designed, or would reasonably be expected, to cause or result in, or which has constitutes, the stabilization or manipulation of the price of any security of the Trust to facilitate the sale or resale of the Securities.

(xxxiv) Foreign Corrupt Practices Act. None of the Trust, the Operating Partnership and the Subsidiaries or, to the knowledge of the Trust, any trustees, director, officer, agent, employee, affiliate or other person acting on behalf of the Trust, the Operating Partnership or any Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Trust and, to the knowledge of the Trust, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxv) Money Laundering Laws. The operations of the Trust, the Operating Partnership and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Trust, the Operating Partnership or any Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Trust, threatened.

(xxxvi) OFAC. None of the Trust, the Operating Partnership or any Subsidiary or, to the knowledge of the Trust, any trustee, director, officer, agent, employee, affiliate or other person acting on behalf of the Trust, the Operating Partnership or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Trust will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any of its Subsidiaries, joint venture partners or other person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xxxvii) Statistical and Market-Related Data. Any statistical and market-related data included in the Registration Statement, the General Disclosure Package or the Prospectus are based on or derived from sources that the Trust believes, after reasonable inquiry, to be reliable and accurate and, to the extent required, the Trust has obtained the written consent to the use of such data from such sources.

(xxxviii) Designating Amendment. The Designating Amendment, including its filing with the Corporation Bureau, has been duly authorized by the Trust. The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and conversion of the Securities are as set forth in the Designating Amendment and none of such provisions is prohibited by, or conflicts with, the laws of the Commonwealth of Pennsylvania or the rules and requirements of the New York Stock Exchange or the Trust’s Trust Agreement or By-laws.

(xxxix) Partnership Amendment. The Partnership Amendment has been duly authorized by the Trust, in its capacity as general partner of the Operating Partnership. The preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion of the Units are as set forth in the Partnership Amendment and none of such provisions is prohibited by, or conflicts with, the laws of the State of Delaware or any other provision of the Partnership Agreement.

(b) Officer’s Certificates. Any certificate signed by any officer of the Trust or the Operating Partnership delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Trust and the Operating Partnership to each Underwriter as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Trust agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Trust at the price per share set forth in Schedule A, the respective number of Initial Securities set forth opposite the names of the Underwriters on Schedule A, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, bears to the total number of Initial Securities, subject, in each case, to such adjustments among the Underwriters as the Representatives shall make to eliminate any sales or purchases of fractional shares.

(b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Trust hereby grants an option to the Underwriters, severally and not jointly, to purchase up to an additional 600,000 Preferred Shares of Beneficial Interest, as set forth in Schedule B-1, at the price per share set forth in Schedule A, less an amount per share equal to any dividends or distributions declared by the Trust and payable on the Initial Securities but not payable on the Option Securities. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering overallotments made in connection with the offering and distribution of the Initial Securities upon notice by the Representatives to the Trust setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Schedule A opposite the name of such Underwriter bears to the total number of Initial Securities, subject, in each case, to such adjustments as the Representatives shall make to eliminate any sales or purchases of fractional shares.

(c) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019, or at such other place as shall be agreed upon by the Representatives and the Trust, at 9:00 A.M. (New York City time) on the fifth business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Trust (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Trust on each Date of Delivery as specified in the notice from the Representatives to the Trust.

Payment shall be made to the Trust by wire transfer of immediately available funds to a bank account designated by the Trust against delivery to the Representatives for the respective accounts of the Underwriters of certificates for the Securities to be purchased by the Underwriters.

(d) Denominations; Registration. Certificates for the Initial Securities and the Option Securities, if any, shall be in such denominations and registered in such names as the Representatives may request in writing at least one full business day before the Closing Time or the relevant Date of Delivery, as the case may be. The certificates for the Initial Securities and the Option Securities, if any, will be made available for examination and packaging by the Representatives in The City of New York not later than 10:00 A.M. (New York City time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be.

SECTION 3. Covenants of the Trust. The Trust covenants with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests. The Trust, subject to Section 3(b), will comply with the requirements of Rule 430B, and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective or any amendment or supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus, including any document incorporated by reference therein or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Trust becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Trust will effect all filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Trust will make every reasonable effort to prevent the issuance of any stop order, prevention or suspension and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment. The Trust shall pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1)(i) under the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the 1933 Act Regulations (including, if applicable, by updating the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b)).

(b) Continued Compliance with Securities Laws. The Trust will comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Registration Statement, the General Disclosure Package and the Prospectus. If at any time when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations (“Rule 172”), would be) required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Trust, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be, in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Trust will promptly (A) give the Representatives notice of such event, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representatives with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement; provided that the Trust shall not file or use any such amendment or supplement to which the Representatives or counsel for the Underwriters shall object. The Trust will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request. The Trust has given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Trust will give the Representatives notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

(c) Delivery of Registration Statements. The Trust has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, conformed copies of the Registration Statement as originally filed and each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein), and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Trust hereby consents to the use of the preliminary prospectuses delivered to the Underwriters for purposes permitted by the 1933 Act. The Trust will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Blue Sky Qualifications. The Trust will use its reasonable best efforts, in cooperation with the Underwriters, to qualify the Securities and the Conversion Shares for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Trust shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f) Rule 158. The Trust will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(g) Use of Proceeds. The Trust will use the net proceeds received by it from the sale of the Securities in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus under “Use of Proceeds.”

(h) REIT Qualification. The Trust will use its reasonable best efforts to continue to meet the requirements for qualification as a REIT under the Code for each of its taxable years for so long as the Board of Trustees of the Trust deems it in the best interests of the Trust to remain so qualified.

(i) No Manipulation of Market for Securities. Except for the authorization of actions permitted to be taken by the Underwriters as contemplated herein or in the Registration Statement, the

General Disclosure Package and the Prospectus, neither the Trust nor the Operating Partnership has or will (i) take, directly or indirectly, any action designed to cause or to result in, or that might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Trust to facilitate the sale or resale of the Securities, and (ii) until the 30th day following the Closing Time, (A) sell, bid for or purchase the Securities or pay any person any compensation for soliciting purchases of the Securities or (B) pay or agree to pay to any person any compensation for soliciting another to purchase any other securities of the Trust.

(j) Listing. The Trust will use its reasonable best efforts to effect the listing of the Securities on the New York Stock Exchange within 30 days of the Closing Date.

(k) Restriction on Sale of Securities. During a period of 45 days from the date of the Prospectus, the Trust will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Preferred Shares of Beneficial Interest or any securities convertible into or exercisable or exchangeable for Preferred Shares of Beneficial Interest or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Preferred Shares of Beneficial Interest, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Preferred Shares of Beneficial Interest or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder or (B) any Preferred Shares of Beneficial Interest issued by the Trust upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Registration Statement, the General Disclosure Package and the Prospectus.

(l) Reporting Requirements. The Trust, during the period when a Prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and 1934 Act Regulations. Additionally, the Trust shall report the use of proceeds from the issuance of the Shares as may be required under Rule 463 under the 1933 Act.

(m) Issuer Free Writing Prospectuses. The Trust agrees that, unless it obtains the prior written consent of the Representatives, it will not make any offer relating to the Securities or the Conversion Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” or a portion thereof, required to be filed by the Trust with the Commission or retained by the Trust under Rule 433; provided that the Representatives will be deemed to have consented to the Issuer Free Writing Prospectuses listed on Schedule B-2 hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Representatives. The Trust represents that it has treated or agrees that it will treat each such free writing prospectus consented to, or deemed consented to, by the Representatives as an “issuer free writing prospectus,” as defined in Rule 433, and that it has complied and will comply with the applicable requirements of Rule 433 with respect thereto, including timely filing with the Commission where required, legending and record keeping. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Trust will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(n) Designating Amendment. The Trust will execute, deliver and file the Designating Amendment with the Corporation Bureau, and use its best efforts to cause the Designating Amendment to be accepted by the Corporation Bureau prior to the Closing Time.

(o) Partnership Amendment. In its capacity as general partner of the Operating Partnership, the Trust will duly execute and deliver the Partnership Amendment prior to the Closing Time.

(p) Reservation of Conversion Shares. The Trust has reserved and will keep available at all times, free of any preemptive rights, rights of first refusal or similar rights to subscribe for or purchase the same, the maximum number of Conversion Shares issuable upon conversion of the Securities from time to time until such time as all of the Securities have been converted, repurchased and retired or redeemed and retired.

SECTION 4. Payment of Expenses.

(a) Expenses. The Trust and the Operating Partnership will pay or cause to be paid all expenses incident to the performance of their obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of copies of each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Trust’s and the Operating Partnership’s counsel, accountants and other advisors, (v) the qualification of the Securities and the Conversion Shares under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the fees and expenses of any transfer agent or registrar for the Securities, (vii) the costs and expenses of the Trust and the Operating Partnership relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Trust and the Operating Partnership and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, (viii) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA of the terms of the sale of the Securities, if required, (ix) all costs and expenses incurred in connection with the preparation and filing of the registration statement on Form 8-A pursuant to Section 12 of the Exchange Act relating to the Securities (the “Form 8-A Registration Statement”) and the fees and expenses incurred in connection with the listing of the Securities on the New York Stock Exchange and (x) the costs and expenses (including, without limitation, any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Securities made by the Underwriters caused by a breach of the representation contained in the third sentence of Section 1(a)(ii).

(b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9(a)(i) hereof, the Trust and the Operating Partnership shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Trust and the Operating Partnership contained herein or in certificates of any officer of the Trust or the Operating Partnership delivered pursuant to the provisions hereof, to the performance by the Trust or the Operating Partnership of their respective covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement. The Registration Statement has become effective and at Closing Time no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Trust’s knowledge, contemplated; and the Trust has complied with each request (if any) from the Commission for additional information. The Trust shall have paid the required Commission filing fees relating to the Securities within the time period required by Rule 456(1)(i) under the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(b) Opinion of Counsel for the Trust and the Operating Partnership. At the Closing Time, the Representatives shall have received a favorable opinion, dated the Closing Time, (i) of Hogan Lovells US LLP, counsel for the Trust and the Operating Partnership, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit A-1 hereto and to such further effect as counsel to the Underwriters may reasonably request, and (ii) of Drinker Biddle & Reath LLP, counsel for the Trust and the Operating Partnership, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit A-2 hereto and to such further effect as counsel to the Underwriters may reasonably request.

(c) Opinion of Counsel for Underwriters. At Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Sidley Austin LLP, counsel for the Underwriters, dated the Closing Time, with respect to such matters as the Underwriters may reasonably require, and the Trust or the Operating Partnership shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. Such counsel may state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Trust, the Operating Partnership and the Subsidiaries and certificates of public officials.

(d) Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any Material Adverse Effect, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the Chief Executive Officer or the President of the Trust and of the chief financial or chief accounting officer of the Trust on behalf of the Trust and as sole general partner of the Operating Partnership, dated the Closing Time, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties of the Trust and the Operating Partnership in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Trust and the Operating

Partnership have complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement under the 1933 Act has been issued, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to their knowledge, contemplated.

(e) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from KPMG LLP a letter, dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(f) Bring-down Comfort Letter. At the Closing Time, the Representatives shall have received from KPMG LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(g) Approval of Listing. At the Closing Time, the Securities shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

(h) Partnership Amendment. On the Closing Date, the Representatives shall have received a copy of the Partnership Amendment, duly executed by the General Partner.

(i) Designating Amendment. Prior to the Closing Date, the Representatives shall have received evidence, in form and substance satisfactory to them, that the Designating Amendment has been duly filed with and accepted for record by, the Corporation Bureau.

(j) Form 8-A. Prior to the Closing Date, the Form 8-A Registration Statement shall have been filed with the Commission and the Form 8-A Registration Statement shall be effective.

(k) Conditions to Purchase of Option Securities. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Trust and the Operating Partnership contained herein and the statements in any certificates furnished by the Trust on behalf of the Trust and as general partner of the Operating Partnership, hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representatives shall have received:

(i) Officers’ Certificate. A certificate, dated such Date of Delivery, of the President or a Vice President of the Trust and of the chief financial or chief accounting officer of the Trust on behalf of the Trust and as general partner of the Operating Partnership, confirming that the certificate delivered at the Closing Time pursuant to Section 5(d) hereof remains true and correct as of such Date of Delivery.

(ii) Opinion of Counsel for the Trust and the Operating Partnership. If requested by the Representatives, the favorable opinions of Hogan Lovells US LLP and Drinker Biddle & Reath LLP counsels for the Trust and the Operating Partnership and in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(iii) Opinion of Counsel for Underwriters. If requested by the Representatives, the favorable opinion of Sidley Austin LLP, counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(c) hereof.

(iv) Bring-down Comfort Letter. If requested by the Representatives, a letter from KPMG LLP, in form and substance satisfactory to the Representatives and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representatives pursuant to Section 5(f) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than three business days prior to such Date of Delivery.

(l) Additional Documents. At the Closing Time and at each Date of Delivery (if any) counsel for the Underwriters shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Trust and the Operating Partnership in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(m) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Option Securities, may be terminated by the Representatives by notice to the Trust at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7, 8, 14 and 15 shall survive any such termination and remain in full force and effect.

SECTION 6. Indemnification.

(a) Indemnification of Underwriters. The Trust and the Operating Partnership agree to indemnify and hold harmless each Underwriter, its affiliates (as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”)), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Trust;

(iii) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(b) Indemnification of Trust, Operating Partnership, Trustees and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Trust, its trustees, each of its officers who signed the Registration Statement, the Operating Partnership and each person, if any, who controls the Trust or the Operating Partnership within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representative, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Trust. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Trust and the Operating Partnership, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Trust and the Operating Partnership, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Trust and the Operating Partnership, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Trust and the Operating Partnership, on the one hand, and the total underwriting discount received by the Underwriters, on the other hand, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Trust and the Operating Partnership, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Trust and the Operating Partnership or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Trust, the Operating Partnership and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each trustee of the Trust, each officer of the Trust who signed the Registration Statement, and each person, if any, who controls the Trust or the Operating Partnership within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Trust and the Operating Partnership. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Initial Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Trust or the Operating Partnership or any Subsidiary submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors, any person controlling the Trust or the Operating Partnership and (ii) delivery of and payment for the Securities.

SECTION 9. Termination of Agreement.

(a) Termination. The Representatives, in their absolute discretion, may terminate this Agreement without liability to the Trust or the Operating Partnership, by notice to the Trust, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Trust, the Operating Partnership and the Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Trust has been suspended or materially limited by the Commission or the New York Stock Exchange, or (iv) if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (vi) if a banking moratorium has been declared by either Federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8, 14 and 15 shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(i) if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii) if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Underwriters to purchase, and the Trust to sell, the Option Securities to be purchased and sold on such Date of Delivery shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Trust to sell the relevant Option Securities, as the case may be, either the (i) Representatives or (ii) the Trust shall have the right to postpone Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Representatives at Wells Fargo at 301 S. College Street, 6th Floor, Charlotte, North Carolina, Attention: Transaction Management, at Citigroup at 388 Greenwich Street, New York, New York, Facsimile: 212-816-7912, Attention: General Counsel, and at Merrill Lynch at 50 Rockefeller Plaza, NY1-050-12-02, New York, New York, Facsimile: 646-855-5958, Attention: High Grade Transaction Management/Legal; notices to the Trust and the Operating Partnership shall be directed to them at 200 South Broad Street, Philadelphia, PA 19102, attention of General Counsel.

SECTION 12. No Advisory or Fiduciary Relationship. The Trust and the Operating Partnership acknowledge and agree that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the initial public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Trust and the Operating Partnership, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Trust, the Operating Partnership, any Subsidiary, or its respective stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Trust and the Operating Partnership with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Trust, the Operating Partnership or any Subsidiary on other matters) and no Underwriter has any obligation to the Trust with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Trust, the Operating Partnership or any Subsidiary, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities and the Trust and the Operating Partnership has consulted their own respective legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 13. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Trust and the Operating Partnership and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Trust and the Operating Partnership and their respective successors and the controlling persons and officers, directors and trustees referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Trust and the Operating Partnership and their respective successors, and said controlling persons and officers, directors and trustees and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 14. Trial by Jury. The Trust (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates), the Operating Partnership and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 15. GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 16. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 17. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 19. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Trust a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Trust and the Operating Partnership in accordance with its terms.

Very truly yours,

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By	/s/ Edward A. Glickman
Title: President and Chief Operating Officer

PREIT ASSOCIATES, L.P.

	By:	Pennsylvania Real Estate Investment Trust, its general partner

By:	/s/ Edward A. Glickman
Title: President and Chief Operating Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

WELLS FARGO SECURITIES, LLC

By	/s/ Carolyn Hurley
Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Salvatore G. Takoushian
Authorized Signatory

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Shawn Cepeda
Authorized Signatory

For themselves and as Representatives of the other Underwriters named in Schedule A hereto.

SCHEDULE A

The initial public offering price per share for the Securities shall be $25.00.

The purchase price per share for the Securities to be paid by the several Underwriters shall be $24.2125, being an amount equal to the initial public offering price set forth above less $0.7875 per share, subject to adjustment in accordance with Section 2(b) for dividends or distributions declared by the Trust and payable on the Initial Securities but not payable on the Option Securities.

Name of Underwriter	Number of Initial Securities
Wells Fargo Securities, LLC	1,320,000
Citigroup Global Markets Inc.	1,320,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	800,000
J.P. Morgan Securities LLC	160,000
Stifel, Nicolaus & Company, Incorporated	160,000
Deutsche Bank Securities Inc.	40,000
Janney Montgomery Scott LLC	40,000
Mitsubishi UFJ Securities (USA), Inc.	40,000
Oppenheimer & Co. Inc.	40,000
PNC Capital Markets LLC	40,000
TD Securities (USA) LLC	40,000

Total	4,000,000

Sch A - 1

SCHEDULE B-1

Pricing Terms

Not Applicable

SCHEDULE B-2

Free Writing Prospectuses

Free Writing Prospectus dated April 13, 2012

(Attached hereto)

Sch B - 1

Dated April 13, 2012

Filed Pursuant to Rule 433

Registration Statement No. 333-178599

Relating to Preliminary Prospectus Supplement

Dated April 12, 2012 to Prospectus Dated January 12, 2012

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

8.25% Series A Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25.00 per share)

FINAL PRICING TERMS

Issuer:	Pennsylvania Real Estate Investment Trust

Title of Shares:	8.25% Series A Cumulative Redeemable Perpetual Preferred Shares (the “Series A Preferred Shares”)

Number of Shares:	4,000,000 shares

Option to Purchase Additional Shares:	600,000 shares

Maturity:	Perpetual (unless redeemed by the Issuer on or after April 20, 2017 or redeemed by the Issuer pursuant to its special optional redemption right or converted by an investor in connection with certain changes of control)

Trade Date:	April 13, 2012

Settlement Date:	April 20, 2012 (T+5)

Dividend Rate:	8.25% per annum of the $25.00 per share liquidation preference (equivalent to approximately $2.0625 per annum per share)

Dividend Payment Dates:	Quarterly in arrears on or about the 15th day of March, June, September and December of each year (or, if the 15th day of any such month is not a business day, on the next business day), commencing June 15, 2012. Dividends will accrue and be cumulative from, and including, the date of original issuance, which is expected to be April 20, 2012. Because the first dividend payment date after the date of original issuance will be June 15, 2012, the dividend payable on each Series A Preferred Share on that date will be less than the full amount of a regular quarterly dividend per share. The dividend payable on June 15, 2012 will be paid to the persons who are the holders of record of the Series A Preferred Shares at the close of business on the corresponding record date, which will be June 1, 2012.

Optional Redemption:	Except in circumstances intended to preserve the Issuer’s qualification as a REIT or pursuant to its special optional redemption right discussed below, the Issuer’s Series A Preferred Shares are not redeemable prior to April 20, 2017. On and after April 20, 2017, the Issuer may, at its option, redeem its Series A Preferred Shares, in whole, at any time, or in part, from time to time, for cash at a redemption price of

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$25.00 per share, plus, subject to exceptions, any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption. Any partial redemption will be selected by lot or pro rata or by any other equitable method the Issuer may choose.

Special Optional Redemption:	Upon the occurrence of a Change of Control (as defined under “Conversion Rights” below), the Issuer will have the option to redeem its Series A Preferred Shares, in whole, at any time, or in part, from time to time, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus, subject to exceptions, any accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date.

Conversion Rights:	Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, the Issuer has provided or provides notice of its election to redeem some or all of the Series A Preferred Shares held by such holder as described above under “Optional Redemption” or “Special Optional Redemption,” in which case such holder will have the right only with respect to Series A Preferred Shares that are not called for redemption) to convert some or all of the Series A Preferred Shares held by such holder on the Change of Control Conversion Date into a number of the Issuer’s common shares per Series A Preferred Share equal to the lesser of:

•        the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per Series A Preferred Share plus the amount of any accrued and unpaid dividends thereon to the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Shares dividend payment and prior to the corresponding dividend payment date for the Series A Preferred Shares, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Share Price; and

• 5.5741 (referred to as the “Share Cap”), subject to adjustments for any splits, subdivisions or combinations of the Issuer’s common shares;

subject, in each case, to provisions for the receipt of alternative consideration under specified circumstances as described in the Issuer’s preliminary prospectus supplement dated April 12, 2012 under “Description of Our Series A Preferred Shares–Conversion Rights.”

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As a result of the Share Cap, subject to the immediately succeeding sentence, the number of Issuer’s common shares (or corresponding alternative consideration, as applicable) issuable or deliverable, as applicable, upon conversion of Series A Preferred Shares in connection with a Change of Control will not exceed 22,296,400 common shares in total (or corresponding alternative consideration, as applicable), subject to proportionate increase to the extent the underwriters’ option to purchase additional Series A Preferred Shares is exercised, not to exceed 25,640,860 common shares in total (or corresponding alternative consideration, as applicable) (referred to as the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any splits, subdivisions or combinations of the Issuer’s common shares on the same basis as corresponding adjustments to the Share Cap, and shall be increased on a pro rata basis for any additional Series A Preferred Shares that the Issuer may issue in the future.

If, prior to the Change of Control Conversion Date, the Issuer has provided or provides notice of its election to redeem some or all of the Series A Preferred Shares, whether pursuant to its special optional redemption right or its optional redemption right described above, holders of Series A Preferred Shares will not have the right to convert the Series A Preferred Shares called for redemption, and any Series A Preferred Shares called for redemption that have been tendered for conversion will be redeemed on the applicable redemption date instead of converted on the Change of Control Conversion Date.

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the Series A Preferred Shares when the following has occurred:

•        the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Issuer entitling that person to exercise more than 50% of the total voting power of all shares of the Issuer entitled to vote generally in the election of the Issuer’s trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•        following the closing of any transaction referred to in the bullet point above, neither the Issuer nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex

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Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which the Issuer provides the notice described above to the holders of Series A Preferred Shares.

The “Common Share Price” will be (i) if the consideration to be received in the Change of Control by the holders of the Issuer’s common shares is solely cash, the amount of cash consideration per common share or (ii) if the consideration to be received in the Change of Control by holders of the Issuer’s common shares is other than solely cash (x) the average of the closing sale prices per common share (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which the Issuer’s common shares are then traded, or (y) the average of the last quoted bid prices for the Issuer’s common shares in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if the Issuer’s common shares are not then listed for trading on a U.S. securities exchange.

Public Offering Price:	$25.00 per share

Purchase Price by Underwriters:	$24.2125 per share

Net Proceeds (before expenses) to Issuer:	Approximately $96,850,000 (approximately $111,377,500 if the underwriters exercise their option to purchase additional Series A Preferred Shares in full)

Listing:	NYSE

CUSIP / ISIN:	709102 404 / US7091024049

Joint Book-Running Managers:	Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Senior Co-Managers:	J.P. Morgan Securities LLC
Stifel, Nicolaus & Company, Incorporated

Co-Managers:	Deutsche Bank Securities Inc.
Janney Montgomery Scott LLC
Mitsubishi UFJ Securities (USA), Inc.
Oppenheimer & Co. Inc.
PNC Capital Markets LLC
TD Securities (USA) LLC

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The Issuer has filed a registration statement, a prospectus dated January 12, 2012 and a preliminary prospectus supplement dated April 12, 2012 with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the registration statement, the prospectus and the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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